EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and Announces First Quarter 2023 Financial Results

Conference Call on Thursday, May 11 at 4 p.m. ET

RESTON, Va., May 10, 2023 (GLOBE NEWSWIRE) – Lightbridge Corporation (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the first quarter ended March 31, 2023, and provided an update on the Company's continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “The first quarter has been an eventful and productive time for Lightbridge. Notably, we have made progress in our SPP and CRADA collaboration with Idaho National Laboratory (INL), completing and issuing a Quality Implementation Plan (QIP) for our collaborative project at the lab. The QIP was an essential first step to ensure that all future work performed at INL on the project will comply with nuclear quality assurance requirements of the U.S. Nuclear Regulatory Commission.”

“We also completed work under the U.S. Department of Energy's Gateway for Accelerated Innovation in Nuclear (GAIN) voucher program in collaboration with Pacific Northwest National Laboratory (PNNL) to demonstrate Lightbridge’s nuclear fuel casting process using depleted uranium, a key step in manufacturing Lightbridge Fuel™.

“The macro-outlook for the nuclear power industry continues to be quite positive. The increasing global understanding of nuclear power's significance for energy security, grid stability, and limiting climate change is propelling efforts to maintain current nuclear fleets, boost power generation from these resources, and accelerate the path toward the adoption of advanced nuclear technologies. As a result, we believe we are well positioned to capitalize on our fuel's economic and safety benefits that will further our efforts towards developing and commercializing Lightbridge Fuel,” concluded Mr. Grae.

Financial Highlights

The Company maintained a working capital position at March 31, 2023 of $27.9 million and had no debt.

Cash Flows Summary

•	Cash and cash equivalents were $28.1 million, as compared to $28.9 million at December 31, 2022, a decrease of $0.8 million for the three months ended March 31, 2023, consisting of the following:

o	Cash used in operating activities for the three months ended March 31, 2023, was $1.5 million, a decrease of $0.4 million compared to $1.9 million for the three months ended March 31, 2022.

o

Cash provided by financing activities for the three months ended March 31, 2023, was $0.7 million, a decrease of $4.7 million compared to $5.4 million in the first quarter of 2022. This decrease was due to a decrease in the net proceeds from the issuance of common stock by our at-the-market (ATM) facility in the first quarter of 2023.

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Balance Sheet Summary

•	Total assets were $28.9 million, and total liabilities were $0.6 million at March 31, 2023. Working capital was $27.9 million at March 31, 2023, versus $28.7 million at December 31, 2022. This decrease of $0.8 million in working capital was due primarily to the factors stated above in the cash flow summary.

•	Stockholders’ equity was $28.3 million at March 31, 2023, as compared to $29.1 million at December 31, 2022.

Operations Summary

•	General and administrative expenses remained consistent for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. There was an increase in stock-based compensation of $0.1 million, offset by a decrease in employee compensation and employee benefits of $0.1 million.

•	Lightbridge’s total research and development expenses amounted to $0.4 million for the three months ended March 31, 2023, compared to $0.3 million for the three months ended March 31, 2022, an increase of $0.1 million. This increase was primarily due to an increase in project labor costs incurred from the U.S. National Laboratories of $0.2 million, offset by a net decrease in other R&D costs of $0.1 million.

•	Total other operating income was zero for the three months ended March 31, 2023, compared to research and development of $0.1 million for the three months ended March 31, 2022. This $0.1 million decrease was due to a decrease in contributed services – research and development with a corresponding amount recorded to R&D expenses.

•	Total other income was $0.3 million for the three months ended March 31, 2023, compared to other income of $0.1 million for the three months ended March 31, 2022, an increase of $0.2 million. The increase in other income was due to an increase in interest income earned from the purchase of treasury bills and from our bank savings account.

•	Net loss was $2.0 million for both the first quarter ended March 31, 2023 and the first quarter of 2022.

CONFERENCE CALL & AUDIO WEBCAST

Lightbridge will host a conference call on Thursday, May 11th at 4:00 p.m. Eastern Time. The conference call will be led by Seth Grae, President, and Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register at this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

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About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new Small Modular Reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid. Lightbridge has secured a long-term strategic partnership with Idaho National Laboratory (INL), the United States' lead nuclear energy research and development laboratory, in collaboration with the U.S. Department of Energy (DOE). DOE’s Gateway for Accelerated Innovation in Nuclear (GAIN) program has twice awarded Lightbridge to support the development of Lightbridge Fuel. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of Lightbridge Fuel™ in existing light water reactors, pressurized heavy water reactors and SMRs. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: the Company’s ability to commercialize its nuclear fuel technology; the degree of market adoption of the Company's product and service offerings; the Company’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in the Company’s fuel development timeline; the increased costs associated with metallization of our nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing the Company’s business; development and utilization of, and challenges to, our intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31st, 2022, and in its other filings with the Securities and Exchange Commission, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$28,051,303	$28,899,997
Prepaid expenses and other current assets	393,437	115,264
Total Current Assets	28,444,740	29,015,261
Other Assets
Prepaid project costs	345,000	345,000
Trademarks	108,225	108,225
Total Assets	$28,897,965	$29,468,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$575,978	$350,331
Total Current Liabilities	575,978	350,331

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 25,000,000 authorized, 12,126,030 shares and 11,900,217 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	12,126	11,900
Additional paid-in capital	174,825,571	173,595,385
Accumulated deficit	(146,515,710)	(144,489,130)
Total Stockholders’ Equity	28,321,987	29,118,155
Total Liabilities and Stockholders’ Equity	$28,897,965	$29,468,486

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2023	2022
Revenue	$—	$—

Operating Expenses
General and administrative	1,865,929	1,913,564
Research and development	448,044	262,823
Total Operating Expenses	2,313,973	2,176,387

Other Operating Income
Contributed services - research and development	31,028	123,353
Total Other Operating Income	31,028	123,353

Total Operating Loss	$(2,282,945)	$(2,053,034)

Other Income
Interest income	256,365	3,505
Total Other Income	256,365	3,505

Net Loss Before Income Taxes	(2,026,580)	(2,049,529)
Income taxes	—	—
Net Loss	$(2,026,580)	$(2,049,529)

Net Loss Per Common Share
Basic and diluted	$(0.17)	$(0.20)
Weighted Average Number of Common Shares Outstanding	11,673,736	10,283,280

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Month Ended
	March 31,
	2023	2022
Operating Activities
Net Loss	$(2,026,580)	$(2,049,529)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	284,360	264,936

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(278,173)	(445,325)
Accounts payable and accrued liabilities	440,647	296,305
Net Cash Used in Operating Activities	(1,579,746)	(1,933,613)

Investing Activities
Net Cash Used in Investing Activities	—	—

Financing Activities
Net proceeds from the issuances of common stock	731,052	5,412,863
Net Cash Provided by Financing Activities	731,052	5,412,863

Net (Decrease) Increase in Cash and Cash Equivalents	(848,694)	3,479,250

Cash and Cash Equivalents, Beginning of Period	28,899,997	24,747,613

Cash and Cash Equivalents, End of Period	$28,051,303	$28,226,863

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$215,000	$15,000

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